As filed with the Securities and Exchange Commission on May 12, 2005

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NASH-FINCH COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0431960 (I.R.S. Employer Identification No.)

7600 France Avenue South Minneapolis, Minnesota (Address of Principal Executive Offices)	55435 (Zip Code)

NASH-FINCH COMPANY 2000 STOCK INCENTIVE PLAN

(Full title of the plan)

Kathleen McDermott
Senior Vice President, Secretary and General Counsel
Nash Finch Company
7600 France Avenue South
Minneapolis, MN 55435
(952) 832-0534
(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this Registration Statement

CALCULATION OF REGISTRATION FEE

Title of securities to be	Amount to be	Proposed maximum	Proposed maximum	Amount of
registered (1)	registered (2)	offering price per unit	aggregate offering price	registration fee
Common Stock, par value $1.66-2/3 per share	1,004,000 (3)	$35.55 (4)	$35,692,200 (4)	$4,201 (3)

(1)	This Registration Statement also includes common stock purchase rights, which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant’s Stockholder Rights Agreement.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of anti-dilution provisions described in the above-referenced plan.

(3)	Of the 1,004,000 shares being registered, 1,000,000 are additional shares approved for issuance under the 2000 Stock Incentive Plan, and 4,000 shares have been carried forward into the 2000 Stock Incentive Plan from the Nash-Finch Company 1994 Stock Incentive Plan. The shares carried forward were previously registered on Form S-8 Registration Statement No. 33-54487 and the registration fee paid in connection therewith ($23) is carried forward and applied to this registration.

(4)	The offering price has been estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h) under the Securities Act based on the average between the high and low sales prices of the Registrant’s Common Stock on May 10, 2005 as quoted on the Nasdaq National Market System.

PART II
Item 8. Exhibits
SIGNATURES
INDEX TO EXHIBITS
Opinion and Consent of John Haveman
2000 Stock Incentive Plan
Consent of Ernst & Young LLP

PART II

INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT

EXPLANATORY NOTE

     Pursuant to General Instruction E of Form S-8, this Registration Statement is filed to register an additional 1,004,000 shares of common stock, par value $1.66-2/3 per share, of Nash-Finch Company (“Nash Finch”) issuable under the Nash Finch 2000 Stock Incentive Plan (the “2000 Plan”). Of these shares, 1,000,000 represent an increase approved by the Board of Directors and stockholders of Nash Finch in the number of shares reserved for issuance under the 2000 Plan (to a total of 2,100,000 shares), and 4,000 represent shares that were reserved for issuance in connection with incentive awards made under the Nash Finch 1994 Stock Incentive Plan, were not used in connection with such awards, and became available for future issuance under the 2000 Plan pursuant to the terms of that Plan. The aggregate amount of such shares carried forward into the 2000 Plan from the 1994 Stock Incentive Plan is 484,377, of which all but the 4,000 shares currently being registered were previously registered in connection with the 2000 Plan.

     Pursuant to General Instruction E, the contents of Nash Finch’s Registration Statements on Form S-8, File Nos. 333-51508 and 333-110098, including periodic reports that Nash Finch filed, or will file, after the filing of such Registration Statements to maintain current information about Nash Finch, are hereby incorporated by reference into this Registration Statement.

Item 8. Exhibits.

Exhibit
No.	Description
5.1	Opinion and Consent of John Haveman.

10.1	Nash-Finch Company 2000 Stock Incentive Plan (as amended February 22, 2005).

23.1	Consent of Ernst & Young LLP.

23.3	Consent of John Haveman (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 10, 2005.

NASH-FINCH COMPANY
By:	/s/ Ron Marshall
Ron Marshall
Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Ron Marshall and Kathleen McDermott, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed effective May 10, 2005 by the following persons in the capacities indicated.

/s/ Ron Marshall	/s/ LeAnne M. Stewart

Ron Marshall Chief Executive Officer (Principal Executive Officer) and Director	LeAnne M. Stewart Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Mark A. Sorensen	/s/ Allister P. Graham

Mark A. Sorensen Vice President and Corporate Controller (Principal Accounting Officer)	Allister P. Graham, Chairman

/s/ John H. Grunewald

John H. Grunewald, Director

/s/ Carole F. Bitter	/s/ Laura Stein

Carole F. Bitter, Director	Laura Stein, Director

/s/ Richard A. Fisher	/s/ William R. Voss

Richard A. Fisher, Director	William R. Voss, Director

/s/ Jerry L. Ford	/s/ William H. Weintraub

Jerry L. Ford, Director	William H. Weintraub, Director

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INDEX TO EXHIBITS

No.	Item	Method of Filing
5.1	Opinion of John Haveman.	Filed herewith electronically.

10.1	Nash-Finch Company 2000 Stock incentive Plan (as amended February 22, 2005)	Filed herewith electronically.

23.1	Consent of Ernst & Young LLP.	Filed herewith electronically.

23.3	Consent of John Haveman.	Included in Exhibit 5.1.

24.1	Power of Attorney.	Included on the signature page to this Registration Statement.